Exhibit 99.1

Processa Pharmaceuticals Signs Binding Term Sheet Granting Intact Therapeutics Exclusive Option to License Phase 2 Gastroparesis Drug Candidate

● $452.5 million in total milestone payments

● $2.5 million in near-term payments

● Double-digit royalties on future net product sales

● 3.5% equity stake in Intact Therapeutics

HANOVER, Md., June 17, 2025 (GLOBE NEWSWIRE) — Processa Pharmaceuticals, Inc. (Nasdaq: PCSA), today announced that it has entered into a binding term sheet with Intact Therapeutics, Inc. (“Intact”) granting Intact the exclusive option to license PCS12852, a best-in-class 5-HT4 receptor agonist with the potential to become a first meaningful treatment for gastroparesis and other gastrointestinal motility disorders.

Under the terms of the agreement, Processa is eligible to receive a $2.5 million option exercise fee, up to $20 million in development and regulatory milestone payments and over $432.5 million in commercial milestone payments based on net product sales. Intact will also pay Processa a double-digit royalty on worldwide net sales of licensed products, excluding South Korea, and provide Processa with an equity stake in Intact upon closing. Under the terms of its license, Processa must share 60% of any cash payments with its licensor (excluding the equity stake in Intact).

“This agreement is another example of how we can unlock the value of our non-oncology assets while remaining laser-focused on our mission of developing next-generation cancer therapies,” said George Ng, CEO of Processa. “We believe Intact’s innovative delivery platform and GI-focused strategy make them an ideal partner to advance PCS12852 toward commercialization. PCS12852 has demonstrated a favorable safety and efficacy profile in clinical studies and represents a highly differentiated, potentially best-in-class approach for patients suffering from gastroparesis and other gastrointestinal disorders.”

“At Intact, we are building a company around the idea that there remain significant unmet clinical needs in GI — not only to treat disease but also to radically improve patient quality of life,” added Ravi Pamnani, CEO and Co-Founder of Intact Therapeutics. “PCS12852’s strong clinical data in improving gastric motility and clean safety profile make it an ideal candidate to add to our GI portfolio. We are thrilled to partner with Processa and advance this asset through our development pipeline.”

PCS12852 is a selective 5-HT4 receptor agonist that completed a Phase 2a trial demonstrating strong safety, tolerability, and efficacy signals in patients with diabetic gastroparesis. Gastroparesis is a debilitating condition affecting gastric motility with limited treatment options and high unmet need. PCS12852 is designed to restore normal gastric emptying without the cardiovascular and central nervous system side effects seen with older agents in this class.

Lorin K. Johnson, Ph.D., Board Member and Scientific Advisor to Intact Therapeutics, stated, “The safety profile and high selectivity of PCS12852 make it a promising therapeutic option for patients with a wide range of GI motility disorders. The partnership between Intact and Processa will provide strategic alignment and shared upside to create value for both companies.”

The exclusive license will become effective upon completion of the definitive agreements and satisfaction of closing conditions, including an amendment of the license agreement between Processa and its licensor.

About Intact Therapeutics, Inc.

Intact Therapeutics is a clinical-stage biopharmaceutical company pioneering next-generation therapies for gastrointestinal (GI) disease, including products leveraging its proprietary thermal hydrogel technology. Intact spun out of Stanford University, and investors include Y Combinator, Encube Ethicals, and Brightstone Capital. The company has also received several non-dilutive grants from the NIH, NSF, and the California Institute of Regenerative Medicine, to further expand its treatment pipeline.

For more information, visit www.intacttherapeutics.com.

About Processa Pharmaceuticals, Inc.

Processa is a clinical-stage pharmaceutical company focused on developing the Next Generation Cancer (NGC) drugs with improved safety and efficacy. Processa’s NGC drugs are modifications of existing FDA-approved oncology therapies resulting in an alteration of the metabolism and/or distribution of these drugs while maintaining the existing mechanisms of killing the cancer cells. By combining its novel oncology pipeline with proven cancer-killing active molecules and its Regulatory Science Approach, Processa’s strategy is to develop more effective therapy options with improved tolerability for cancer patients through an efficient regulatory path.

For more information, visit our website at www.processapharma.com.

Forward-Looking Statements

This release contains forward-looking statements. The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties, which include, but are not limited to, statements regarding the Company’s expectations regarding the entry into a definitive license agreement with Intact. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

Company Contact:

Patrick Lin
(925) 683-3218
plin@processapharma.com

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

PCSA@redchip.com